Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

by and between

THE MIDDLEBY CORPORATION

and

MIDERA FOOD PROCESSING, INC.

Dated as of July 5, 2026

TABLE OF CONTENTS

		Page
ARTICLE 1

DEFINITIONS
Section 1.01.	Definitions	1
ARTICLE 2

GENERAL PRINCIPLES

Section 2.01.	SpinCo Employees; SpinCo Independent Contractors	6
Section 2.02.	Delayed Transfer Employees	6
Section 2.03.	Collectively Bargained Employees	7
Section 2.04.	Collective Bargaining Agreements	7
Section 2.05.	Information and Consultation	7
Section 2.06.	Liabilities and Assets Generally	8
Section 2.07.	Benefit Plans	9
Section 2.08.	Payroll Services	9
Section 2.09.	No Change in Control	9
Section 2.10.	Inadvertent Transfers	10
Section 2.11.	Employee Records	10
Section 2.12.	Foreign National Employees	10
Section 2.13.	Restrictive Covenant Agreements	10

ARTICLE 3

NON-EQUITY INCENTIVES

Section 3.01.	SpinCo Employee Cash Incentives	11

ARTICLE 4

SERVICE CREDIT
Section 4.01.	RemainCo Benefit Plans	11
Section 4.02.	SpinCo Benefit Plans	11

ARTICLE 5

SEVERANCE
Section 5.01.	Severance	12

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ARTICLE 6

CERTAIN WELFARE BENEFIT PLAN MATTERS;
WORKERS’ COMPENSATION LIABILITIES

Section 6.01.	SpinCo Welfare Plans	12
Section 6.02.	Allocation of Welfare Benefit Claims	12
Section 6.03.	Workers’ Compensation Liabilities	13
Section 6.04.	COBRA	13
Section 6.05.	Health Savings Account	13
Section 6.06.	Flexible Spending Account	13

ARTICLE 7

LONG-TERM DISABILITY

Section 7.01.	Benefits	13
Section 7.02.	Return to Work	14

ARTICLE 8

DEFINED CONTRIBUTION PLANS

Section 8.01.	SpinCo 401(k) Plan	14
Section 8.02.	Non-U.S. Defined Contribution Plans	14

ARTICLE 9

VACATION

Section 9.01.	Vacation	15

ARTICLE 10

LONG-TERM INCENTIVE COMPENSATION AWARDS

Section 10.01.	Treatment of Equity Awards	15
Section 10.02.	Award Terms; Vesting; Treatment of Service	15
Section 10.03.	RemainCo RSU and PSU Awards	16
Section 10.04.	Certain Additional Considerations	17
Section 10.05.	Settlement, Delivery; Tax Reporting and Withholding	17
Section 10.06.	Related Matters	18

ARTICLE 11

NON-U.S. EMPLOYEES
Section 11.01.	Treatment of Non-U.S. Employees	19

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of July 5, 2026, is entered into by and between The Middleby Corporation, a Delaware corporation (“RemainCo”), and Midera Food Processing, Inc., a Delaware corporation (“SpinCo”). “Party” or “Parties” means RemainCo or SpinCo, individually or collectively, as the case may be.

R E C I T A L S

WHEREAS the Parties have entered into the Separation and Distribution Agreement (the “Separation Agreement”) dated as of the date hereof, pursuant to which RemainCo intends to effect the Distribution; and

WHEREAS the Parties wish to set forth their agreements as to certain matters regarding employment, compensation and employee benefits.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms shall have the following meanings. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement unless otherwise indicated.

“Adjusted RemainCo PSU Award” means a RemainCo PSU Award, as adjusted as of the Effective Time in accordance with ARTICLE 10.

“Adjusted RemainCo RSU Award” means a RemainCo RSU Award, as adjusted as of the Effective Time in accordance with ARTICLE 10.

“Benefit Plan” shall mean any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, other equity-based compensation, severance pay, retention, change of control, salary continuation, life, death benefit, health, hospitalization, workers’ compensation, sick leave, vacation pay, disability or accident insurance or other employee compensation or benefit plan, program, policy, agreement, arrangement or understanding, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) sponsored or maintained by such entity or to which such entity is a party.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and any applicable similar state or local laws.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 2.03.

“Delayed Transfer Employee” has the meaning set forth in Section 2.02.

“Destination Employer” has the meaning set forth in Section 2.02.

“Employee Records” shall mean, to the extent existing and possessed by RemainCo and/or a member of the RemainCo Group prior to the Distribution Date, all personnel files and/or employee records (including, but not limited to, any IRS Form I-9, IRS Form W-2, and training- or compliance-related documents, whether or not included or retained within or outside each such individual’s personnel file) of the SpinCo Employees and Former SpinCo Employees, except for (i) “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar state, local or foreign Law (including forms of such individual’s work-related medical restriction(s)), or (ii) performance records.

“Employee Representative” shall mean any works council, employee representative, labor union, trade union, labor or management organization, labor board, group of employees, or any similar representative or employee representative body for any SpinCo Employees or Former SpinCo Employees.

“Employment Taxes” shall mean all fees, Taxes, social insurance payments or similar contributions to a fund of a Governmental Authority with respect to wages or other compensation of an employee or other service provider.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Former RemainCo Employee” shall mean a former employee who, on the applicable date, is not a Former SpinCo Employee.

“Former SpinCo Employee” shall mean, as of any applicable date, each individual who (a) as of immediately prior to such individual’s termination of employment (x) was a SpinCo Employee or (y) dedicated all or substantially all of his or her employment services to the activities and operations of the SpinCo Business and (b) as of such applicable date, is not employed by any member of the SpinCo Group.

“Former SpinCo Independent Contractor” means (i) any individual who would qualify as a SpinCo Independent Contractor but whose engagement or service with RemainCo or any member of the RemainCo Group terminated for any reason prior to any applicable date, and (ii) any former individual independent contractor or consultant of RemainCo or any member of the RemainCo Group who was exclusively or primarily engaged in the SpinCo Business (A) at the time either (x) such business was sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the SpinCo Group or the RemainCo Group or (y) the operations, activities or production of which were discontinued, abandoned, completed or otherwise terminated (in whole or in part), or (B) at any other time, but in such case only to the extent relating to his or her service with such SpinCo Business.

“IRS” shall have the meaning set forth in the Tax Matters Agreement.

“Local Agreement” shall mean an agreement describing the implementation of the matters described in this Agreement (including, without limitation, matters regarding employment, compensation and employee benefits) with respect to Non-U.S. Employees in accordance with applicable non-U.S. Law in the custom of the applicable jurisdictions.

“Non-U.S. Employees” has the meaning set forth in Section 11.01.

“Post-Spin RemainCo Stock Value” means the volume-weighted average price of a share of RemainCo Common Stock on NASDAQ trading on the “regular way” basis on NASDAQ, determined for the ten-trading day period following the Distribution Date.

“Post-Spin SpinCo Stock Value” means the volume-weighted average price of a share of SpinCo Common Stock on NASDAQ trading on the “regular way” basis on NASDAQ, determined for the ten-trading day period following the Distribution Date.

“RemainCo Benefit Plan” shall mean any Benefit Plan sponsored, maintained or, unless such Benefit Plan is sponsored or maintained by a member of the SpinCo Group, contributed to by any member of the RemainCo Group or to which any member of the RemainCo Group is a party.

“RemainCo Conversion Ratio” means the quotient obtained by dividing (x) the sum of (i) the Post-Spin RemainCo Stock Value and (ii) the Post-Spin SpinCo Stock Value, by (y) the Post-Spin RemainCo Stock Value.

“RemainCo Director” means a member of the RemainCo Board as of the Effective Time, who is not a RemainCo Employee.

“RemainCo Employee” shall mean, as of any applicable date, (a) each individual who is an employee of the RemainCo Group as of immediately prior to the Distribution, including any individual who is not actively at work due to a leave of absence (including vacation, holiday, illness, injury, or short-term disability and including, until such time as provided in ARTICLE 7, any SpinCo LTD Employee) from which such employee is permitted to return to active employment in accordance with the RemainCo Group’s personnel policies, as in effect from time to time, or applicable Law, (b) each individual who becomes an active employee of the RemainCo Group following the Distribution, but, in each case, excluding any SpinCo Employee or Former SpinCo Employee and (c) each individual who, although deemed to be an employee of the SpinCo Group due to the Transfer of Undertakings because of such individual’s rendering of services pursuant to the Transition Services Agreement or otherwise, is intended by RemainCo to be a RemainCo Employee.

“RemainCo Equity Awards” means, collectively, the RemainCo PSU Awards and RemainCo RSU Awards.

“RemainCo Equity Plans” shall mean the Middleby Corporation 2021 Long-Term Incentive Plan, as amended from time to time, and any other stock incentive compensation plan or arrangement, including equity award agreements, that is a RemainCo Benefit Plan, as in effect as of the time relevant to the applicable provision of this Agreement.

“RemainCo Flexible Spending Account” shall mean any flexible spending arrangement under any cafeteria plan qualifying under Section 125 of the Code that is a RemainCo Benefit Plan.

“RemainCo Health Savings Account” shall mean any health savings account under a health savings account plan that is a RemainCo Benefit Plan.

“RemainCo LTD Plan” shall mean any long-term disability insurance plan that is a RemainCo Benefit Plan.

“RemainCo PSU Award” means an award of units under a RemainCo Equity Plan representing a general unsecured promise by RemainCo to deliver shares of RemainCo Common Stock (or the cash equivalent thereof) upon the satisfaction of a performance-based vesting condition.

“RemainCo RSU Award” means an award of units under a RemainCo Equity Plan representing a general unsecured promise by RemainCo to deliver shares of RemainCo Common Stock (or the cash equivalent thereof) upon the satisfaction of a vesting condition (other than a performance-based vesting condition).

“RemainCo Welfare Plan” shall mean each Welfare Plan that is a RemainCo Benefit Plan.

“Restrictive Covenant Agreement” means any individual agreement containing restrictive covenants (including, without limitation, confidentiality, non-disclosure, non-competition, non-solicitation, non-interference, and/or non-hire restrictive covenants), in each case, between RemainCo or any member of the RemainCo Group on the one hand, and any SpinCo Employee or Former SpinCo Employee on the other hand, as in effect immediately prior to the Distribution Date.

“SpinCo Benefit Plan” shall mean any Benefit Plan sponsored, maintained or, unless such Benefit Plan is sponsored or maintained by a member of the RemainCo Group, contributed to by any member of the SpinCo Group or to which any member of the SpinCo Group is a party.

“SpinCo Business” shall have the meaning set forth in the Separation Agreement.

“SpinCo Conversion Ratio” means the quotient obtained by dividing (x) the sum of (i) the Post-Spin RemainCo Stock Value and (ii) the Post-Spin SpinCo Stock Value, by (y) the Post-Spin SpinCo Stock Value.

“SpinCo Director” means a member of the SpinCo Board as of the Effective Time, who is not a SpinCo Employee.

“SpinCo Employee” shall mean, as of any applicable date, (a) each individual who is an employee of the SpinCo Group as of immediately prior to the Distribution, including any individual who is not actively at work due to a leave of absence (including vacation, holiday, illness, injury, short-term disability but excluding, until such time as provided in ARTICLE 7, any SpinCo LTD Employee) from which such employee is permitted to return to active employment in accordance with the SpinCo Group’s personnel policies, as in effect from time to time, or applicable Law, (b) each individual who becomes an active employee of the SpinCo Group following the Distribution, but, in each case of clause (a) or (b), excluding any Former SpinCo Employee, (c) each individual listed in a Local Agreement as a SpinCo Employee and (d) each individual who, although deemed to be an employee of the RemainCo Group due to the Transfer of Undertakings because of such individual’s rendering of services pursuant to the Transition Services Agreement or otherwise, is intended by RemainCo to be a SpinCo Employee; provided, however, that unless otherwise required by applicable Law, each individual listed in a Local Agreement as a RemainCo Employee shall be a RemainCo Employee for all purposes of this Agreement.

“SpinCo Equity Award” means a RemainCo Equity Award that has been granted to a SpinCo Employee or SpinCo Director (if applicable), or SpinCo Independent Contractor and that, after application of ARTICLE 10, is denominated in SpinCo Common Stock.

“SpinCo Independent Contractor” shall mean each individual who, as of the date on which RemainCo determines to transfer the contracts of service of applicable individuals to SpinCo or another member of the SpinCo Group, is engaged as an independent contractor or consultant by RemainCo or any member of the RemainCo Group or who is party to any agreement with RemainCo or any member of the RemainCo Group contemplating future service, and in each case who RemainCo determines as of such date is (or who, pursuant to such agreement contemplating future service, would be) either (i) exclusively or primarily engaged in the SpinCo Business or (ii) necessary for the ongoing operation of the SpinCo Business following the Distribution.

“SpinCo Long-Term Incentive Plan” has the meaning set forth in Section 10.01.

“SpinCo LTD Employee” shall mean any employee of the SpinCo Group who, as of immediately prior to the employee’s transfer to a member of the SpinCo Group or the Distribution, which is earlier, is receiving long-term disability benefits under the RemainCo LTD Plan.

“SpinCo PSU Award” means an award of units under the SpinCo Long-Term Incentive Plan representing a general unsecured promise by SpinCo to deliver shares of SpinCo Common Stock (or the cash equivalent thereof) upon the satisfaction of a performance-based vesting condition.

“SpinCo RSU Award” means an award of units representing a general unsecured promise by SpinCo to deliver shares of SpinCo Common Stock (or the cash equivalent thereof) upon the satisfaction of a vesting condition (other than a performance-based vesting condition).

“SpinCo Welfare Plans” has the meaning set forth in Section 6.01.

“Subsidiary” of any Person shall mean any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that solely for purposes of this Agreement, SpinCo and its Subsidiaries shall not be considered Subsidiaries of RemainCo (or members of the RemainCo Group) prior to, on or after the Distribution.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

“Transfer of Undertakings” shall mean the Transfers of Undertakings Directive 2001/23/EC of the European Council and any similar applicable Law.

“Welfare Plan” shall mean each Benefit Plan that provides life insurance, health care, dental care, accidental death and dismemberment insurance, disability, severance, vacation or other group welfare or fringe benefits.

“Welfare Plan Date” has the meaning set forth in Section 6.01.

ARTICLE 2

GENERAL PRINCIPLES

Section 2.01. SpinCo Employees; SpinCo Independent Contractors. Except as provided in Section 2.02, all SpinCo Employees as of immediately prior to the Distribution shall continue to be employees of the SpinCo Group immediately following the Distribution. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including this Agreement, shall result in any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee being deemed to have incurred a termination of employment or being eligible to receive severance benefits, solely as a result of the Distribution. To the extent permitted by applicable Law, through and until immediately prior to the Distribution Date, RemainCo shall use commercially reasonable efforts to (i) cause the contract of services of any natural person SpinCo Independent Contractor to be transferred to (or retained by, as applicable) a member of the SpinCo Group and (ii) cause the contract of services between any natural person RemainCo Independent Contractor engaged directly by a member of the SpinCo Group who does not qualify as a SpinCo Independent Contractor and a member of the SpinCo Group, to be transferred to a member of the RemainCo Group.

Section 2.02. Delayed Transfer Employees. To the extent that applicable Law (including the Transfer of Undertakings) or any arrangement with a Governmental Authority or any agreement between Parties prevents the Parties from causing any (a) RemainCo Employee who is intended to be a SpinCo Employee to be employed by a member of the SpinCo Group as of immediately following the Distribution as contemplated by Section 2.01 or (b) SpinCo Employee who is intended to be a RemainCo Employee to be employed by a member of the RemainCo Group as of immediately following the Distribution (each such employee, a “Delayed Transfer Employee” and the SpinCo Group or RemainCo Group entity to which such Delayed Transfer Employee is intended to be transferred, the “Destination Employer”), the Parties shall use commercially reasonable efforts to ensure that (i) such Delayed Transfer Employee becomes employed by the Destination Employer at the earliest time permitted by applicable Law or such agreement with a Governmental Authority and (ii) the Destination Employer receives the benefit of such Delayed Transfer Employee’s services from and after the Distribution, including under the Transition Services Agreement or by entering into an employee leasing or similar arrangement. From and after the commencement of a Delayed Transfer Employee’s employment with the Destination Employer, such Delayed Transfer Employee shall be treated for all purposes of this Agreement, including Section 4.02, as if such Delayed Transfer Employee commenced employment with the Destination Employer as of the Distribution as contemplated by Section 2.01.

Section 2.03. Collectively Bargained Employees. All provisions contained in this Agreement providing for the treatment of compensation and benefits in connection with the Distribution shall apply equally to any employee who is covered by any agreements or arrangements with any collective bargaining representative, works council, labor union, trade union, labor or management organization, group of employees, or other Employee Representative (collectively, “Collective Bargaining Agreements”), including all (i) national or sector specific collective agreements which are applicable to SpinCo Employees and (ii) modifications of, or amendments to, such agreements or arrangements and any rules, procedures, awards or decisions of Governmental Authorities interpreting or applying such agreements, except to the extent that any such agreement specifically provides for the compensation or benefits contemplated by such provision and, in each such case, such agreement shall apply rather than the terms of this Agreement.

Section 2.04. Collective Bargaining Agreements. As of the Distribution, SpinCo shall, and shall cause the members of the SpinCo Group as appropriate to, adopt and assume any Collective Bargaining Agreement covering any of the SpinCo Employees immediately prior to the Distribution, subject to any agreed-upon changes required by the transition of such Collective Bargaining Agreement to SpinCo or applicable Law, and recognize the works councils, labor unions and other Employee Representatives that are party to such Collective Bargaining Agreements; provided that any compensation or benefits that were, prior to the Distribution, provided to SpinCo Employees under the Collective Bargaining Agreements through the RemainCo Benefit Plans shall, to the extent such compensation and benefits are still required to be provided under the Collective Bargaining Agreements on and after the Distribution, be provided as mutually agreed with such works councils, labor unions and other Employee Representatives through the SpinCo Benefit Plans as set forth in this Agreement. Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the RemainCo Group or the SpinCo Group to any Employee Representative or any other Person as described in such Collective Bargaining Agreement.

Section 2.05. Information and Consultation. The Parties shall, and shall cause the other members of the RemainCo Group and/or SpinCo Group (as applicable) to, comply with all requirements and obligations to inform, consult or otherwise notify any SpinCo Employees, any RemainCo Employees, and/or Employee Representatives in relation to the Distribution or other transactions contemplated by this Agreement and/or the Separation Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer of Undertakings, or other applicable Law.

Section 2.06. Liabilities and Assets Generally.

(a) All Liabilities and Assets Assumed or retained by a member of the RemainCo Group under this Agreement shall be RemainCo Liabilities or RemainCo Assets, respectively, for purposes of the Separation Agreement. All Liabilities and Assets Assumed or retained by a member of the SpinCo Group under this Agreement shall be SpinCo Liabilities or SpinCo Assets, respectively, for purposes of the Separation Agreement.

(b) From and after the Distribution Date, except as expressly provided in this Agreement (or a Local Agreement) or as required under applicable Law:

(i) SpinCo and the SpinCo Group shall assume or retain, as applicable, and SpinCo hereby agrees to pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities with respect to the employment, engagement, service, or termination of employment, engagement, or service of all SpinCo Employees, Former SpinCo Employees, SpinCo Independent Contractors, Former SpinCo Independent Contractors, and their dependents and beneficiaries, and other service providers, in each case, to the extent arising, in whole or in part, in connection with or as a result of employment, engagement or service with or the performance or services to or on behalf of any member of the SpinCo Group, (ii) all Liabilities under all SpinCo Benefit Plans, whenever incurred, (iii) any other Liabilities expressly assigned to SpinCo or any member of the SpinCo Group under this Agreement, and

(ii) RemainCo and the RemainCo Group shall assume or retain, as applicable, and RemainCo hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities with respect to the employment, engagement, service, or termination of employment of all RemainCo Employees, Former RemainCo Employees, RemainCo Independent Contractors, Former RemainCo Independent Contractors, and their dependents and beneficiaries, and other service providers, in each case to the extent solely arising in connection with or as a result of employment, engagement or service with or the performance of services to or on behalf of any member of the RemainCo Group, (ii) all Liabilities under all RemainCo Benefit Plans, whenever incurred, and (iii) any other Liabilities expressly assigned to RemainCo or any member of the RemainCo Group under this Agreement.

(c) From and after the Distribution Date, except as expressly provided in this Agreement (or a Local Agreement) or as required under applicable Law:

(i) SpinCo and the SpinCo Group shall Assume or retain, as applicable, all Assets held in trust to fund the SpinCo Benefit Plans and all insurance policies funding the SpinCo Benefit Plans.

(ii) RemainCo and the RemainCo Group shall Assume or retain, as applicable, all Assets held in trust to fund the RemainCo Benefit Plans and all insurance policies funding the RemainCo Benefit Plans.

Section 2.07. Benefit Plans.

(a) Except as otherwise specifically provided in this Agreement or as may otherwise be provided in accordance with the Transition Services Agreement, as of the Distribution, (i) each SpinCo Employee (and each of their respective dependents and beneficiaries) shall cease active participation in, and each member of the SpinCo Group shall cease to be a participating employer in, all RemainCo Benefit Plans, and, as of such time, SpinCo shall, or shall cause its Subsidiaries to, have in effect such corresponding SpinCo Benefit Plans as are necessary to comply with its obligations pursuant to this Agreement and (ii) each RemainCo Employee (and each of their respective dependents and beneficiaries) shall cease active participation in, and each member of the RemainCo Group shall cease to be a participating employer in, all SpinCo Benefit Plans.

(b) Effective upon the Distribution, except as otherwise specifically provided in this Agreement (or a Local Agreement), (i) RemainCo shall, or shall cause one or more members of the RemainCo Group to, retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to all RemainCo Benefit Plans, and (ii) SpinCo shall, or shall cause one of the members of the SpinCo Group to, retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to all SpinCo Benefit Plans.

Section 2.08. Payroll Services. Except as may otherwise be provided in accordance with the Transition Services Agreement, on and after the Distribution, (i) the members of the SpinCo Group shall be solely responsible for providing payroll services (including Tax withholding and reporting obligations and associated government audit assessments, and the furnishing of IRS Form W-2 or similar earnings statements) to the SpinCo Employees, Former SpinCo Employees, SpinCo Independent Contractors, and Former SpinCo Independent Contractors and (ii) the members of the RemainCo Group shall be solely responsible for providing payroll services (including Tax withholding and reporting obligations and associated government audit assessments, and the furnishing of IRS Form W-2 or similar earnings statements) to the RemainCo Employees and Former RemainCo Employees. The Parties shall use commercially reasonable efforts to cooperate with each other and with third-party providers to avoid the restart of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (FICA), or the United States Federal Unemployment Tax Act, as amended (FUTA) on or after the Distribution Date with respect to SpinCo Employees, to effectuate withholding and remittance of Taxes, required Tax reporting, correction of overpayment or underpayment of compensation prior to the Distribution Date and to respond to any inquiries or audits from any Governmental Authority with respect to employment Taxes, in each of the foregoing cases, in a timely, efficient, and appropriate manner.

Section 2.09. No Change in Control. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any RemainCo Benefit Plan or SpinCo Benefit Plan, including the SpinCo Long-Term Incentive Plan.

Section 2.10. Inadvertent Transfers. In the event that RemainCo determines following the Distribution that an individual who was intended to be a RemainCo Employee or a SpinCo Employee has inadvertently become employed by the SpinCo Group or the RemainCo Group, respectively, for any reason, the Parties shall cooperate in good faith and take such actions as may be reasonably necessary in order to cause the employment of such individuals to be promptly transferred to a member of the RemainCo Group or the SpinCo Group, as applicable, and as intended by RemainCo prior to the Distribution.

Section 2.11. Employee Records. Unless prohibited by applicable Law, on or within an agreed upon period following the Distribution Date, RemainCo shall assign, transfer, and deliver (or cause to be assigned, transferred, and delivered) to SpinCo copies of any and all Employee Records with respect to SpinCo Employees and Former SpinCo Employees, in each case in a manner compliant with applicable Law and as agreed upon by the applicable members of the RemainCo Group and SpinCo Group in each applicable jurisdiction; provided, however, that nothing herein shall require the transfer of any Employee Records already in the possession of the SpinCo Group or any member thereof. RemainCo and the members of the RemainCo Group shall be permitted to retain copies (or, where required by applicable Law, originals) of all Employee Records except where prohibited by applicable Law.

Section 2.12. Foreign National Employees. SpinCo shall, and shall cause its Subsidiaries to, employ all SpinCo Employees who are foreign nationals working in the United States on non-immigrant visa status (including, without limitation, on an H-1B visa) or who are working outside of the jurisdiction of such SpinCo Employee’s citizenship under terms and conditions such that SpinCo and/or its Subsidiaries, as applicable, qualify as a “successor employer” or successor-in-interest to the SpinCo Business for purposes of such SpinCo Employee’s jurisdiction’s applicable immigration Laws effective as of the Distribution Date. Prior to the Distribution Date, the Parties shall cooperate in good faith and take such actions as may be reasonably necessary to ensure the proper and prompt transfer of the sponsorship of work permits and immigration visas as applicable. On and after the Distribution Date, SpinCo (i) shall, and shall cause its Subsidiaries to, use best efforts to process and support visa, green card or similar applications with respect to SpinCo Employees working outside of the jurisdiction of such SpinCo Employee’s citizenship, and (ii) shall assume and be solely responsible for all immigration-related Liabilities and responsibilities with respect to such SpinCo Employees.

Section 2.13. Restrictive Covenant Agreements. RemainCo shall use commercially reasonable efforts to assign and transfer, or cause an applicable member of the RemainCo Group to assign and transfer, to SpinCo or another member of the SpinCo Group as designated in advance in writing by SpinCo, all rights and benefits under the Restrictive Covenant Agreements, with such assignment effective as of the Distribution Date. SpinCo and SpinCo shall accept such assignment (or cause such assignment to be accepted) of any Restrictive Covenant Agreement assigned pursuant to this Section 2.13, with such assignment effective as of the Distribution Date. To the extent permitted by applicable Law, RemainCo and the members of the RemainCo Group, as applicable, shall retain, on a non-exclusive basis, all of its and their respective rights under each Restrictive Covenant Agreement as assigned hereunder, including, but not limited to, the right to enforce or seek relief upon any breach or threatened breach of any restrictive covenants or obligations therein in any action or proceeding. Notwithstanding the foregoing, to the extent necessary for any SpinCo Employee to perform services for the SpinCo Group as an employee thereof following the Distribution, effective as of the Distribution Date, RemainCo shall (or shall cause one or more members of the RemainCo Group to) waive any existing non-competition, non-solicitation, no-hire, confidentiality, or other restrictive covenants owed to RemainCo or any member of the RemainCo Group solely to the extent necessary for such SpinCo Employee to perform such services for the SpinCo Group.

ARTICLE 3

NON-EQUITY INCENTIVES

Section 3.01. SpinCo Employee Cash Incentives. SpinCo Group shall pay any cash incentive compensation earned or accrued by any SpinCo Employee or Former SpinCo Employee and that remains unpaid as of the Distribution Date any cash incentive compensation due for the 2025 performance year pursuant to the terms and conditions of the applicable cash incentive plan or policy in effect on the Distribution Date.

ARTICLE 4

SERVICE CREDIT

Section 4.01. RemainCo Benefit Plans. Except as may otherwise be provided in accordance with the Transition Services Agreement and except as otherwise provided in Section 10.02, service of SpinCo Employees and Former SpinCo Employees, on and after the Distribution, with any member of the SpinCo Group or any other employer, as applicable, other than any member of the RemainCo Group, shall not be taken into account for any purpose under any RemainCo Benefit Plan.

Section 4.02. SpinCo Benefit Plans. Unless prohibited by applicable Law, SpinCo shall, and shall cause its Subsidiaries to, credit service accrued by each SpinCo Employee with, or otherwise recognized for purposes of any Benefit Plan by, any member of the RemainCo Group or the SpinCo Group on or prior to the Distribution and any period covered by the Transition Service Agreement, as applicable, for purposes of (a) eligibility, vesting and benefit accrual under each SpinCo Benefit Plan under which service is relevant in determining eligibility, vesting and benefit accrual, (b) determining the amount of severance payments and benefits (if any) payable under each SpinCo Benefit Plan that provides severance payments or benefits and (c) determining the number of vacation days to which each such employee shall be entitled following the Distribution and any period covered by the Transition Services Agreement, as applicable, in the case of clauses (a), (b) and (c), (i) to the same extent recognized by the relevant members of the RemainCo Group or SpinCo Group or the corresponding RemainCo Benefit Plan or SpinCo Benefit Plan immediately prior to the later of the Distribution Date and the date such employee ceases participating in the applicable RemainCo Benefit Plan in accordance with the Transition Services Agreement and (ii) except to the extent such credit would result in a duplication of benefits for the same period of service.

ARTICLE 5

SEVERANCE

Section 5.01. Severance. The SpinCo Group shall be solely responsible for all Liabilities, including all severance or other separation payments and benefits (including any termination indemnity or retirement indemnity plan (e.g., the termination indemnity plan in France)), relating to the termination or alleged termination of any SpinCo Employee’s or Former SpinCo Employee’s employment, whether occurring prior to, on or following the Distribution Date. For the avoidance of doubt, such Liabilities shall include any employer-paid portion of any Employment Taxes and shall be treated as Liabilities of SpinCo and the SpinCo Group in accordance with the principles of Section 2.06.

ARTICLE 6

CERTAIN WELFARE BENEFIT PLAN MATTERS;

WORKERS’ COMPENSATION LIABILITIES

Section 6.01. SpinCo Welfare Plans. Without limiting the generality of Section 2.07, effective as of the Distribution or such other date as agreed to between RemainCo and SpinCo in accordance with the Transition Services Agreement (such applicable date, the “Welfare Plan Date”), SpinCo shall establish Welfare Plans (collectively, the “SpinCo Welfare Plans”) to provide welfare benefits to the SpinCo Employees (and their dependents and beneficiaries) in each applicable jurisdiction and as of the applicable Welfare Plan Date, each SpinCo Employee (and his or her dependents and beneficiaries) shall cease active participation in the corresponding RemainCo Welfare Plan. For the avoidance of doubt, for purposes of this ARTICLE 6, the term “SpinCo Employees” shall be deemed to include any Former SpinCo Employee who was receiving welfare benefits in connection with his or her termination of employment from a member of the RemainCo Group or the SpinCo Group as of the applicable Welfare Plan Date.

Section 6.02. Allocation of Welfare Benefit Claims. Except as otherwise provided in accordance with the Transition Services Agreement, (a) the members of the RemainCo Group shall retain all Liabilities in accordance with the applicable RemainCo Welfare Plan for all reimbursement claims (such as medical and dental claims) and for all non-reimbursement claims (such as life insurance claims), in each case, incurred by SpinCo Employees and Former SpinCo Employees (and each of their respective dependents and beneficiaries) under such plans prior to the applicable Welfare Plan Date and (b) the members of the SpinCo Group shall retain all Liabilities in accordance with the SpinCo Welfare Plans for all reimbursement claims (such as medical and dental claims) and for all non-reimbursement claims (such as life insurance claims), in each case, incurred by SpinCo Employees and Former SpinCo Employees (and each of their respective dependents and beneficiaries) on or after the applicable Welfare Plan Date; provided that SpinCo shall reimburse RemainCo in accordance with the Transition Services Agreement for Liabilities incurred under clause (a) between the Distribution Date and the applicable Welfare Plan Date. For purposes of this Section 6.02, a benefit claim shall be deemed to be incurred as follows: (i) health, dental, vision, employee assistance program and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies; and (ii) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, cessation of employment or other event giving rise to such benefits.

Section 6.03. Workers’ Compensation Liabilities. Effective upon the Distribution, (x) SpinCo shall assume and/or retain, as applicable, all Liabilities for SpinCo Employees, Former SpinCo Employees, SpinCo Independent Contractors, and Former SpinCo Independent Contractors related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, irrespective of whether such injuries, incidents, claims or coverage were incurred prior to, on or following the Distribution Date, and SpinCo shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities, and (y) RemainCo shall retain all Liabilities for RemainCo Employees, Former RemainCo Employees, RemainCo Independent Contractors, and Former RemainCo Independent Contractors related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage where such injuries, incidents, claims or coverage were incurred prior to the Distribution Date, and RemainCo shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities.

Section 6.04. COBRA. In the event that a SpinCo Employee or Former SpinCo Employee (a) was receiving, or was eligible to receive, continuation health coverage pursuant to COBRA on or prior to the applicable Welfare Plan Date, RemainCo and the RemainCo Welfare Plans shall be responsible for all Liabilities to such employee (or his or her eligible dependents) in respect of COBRA; or (b) becomes eligible to receive continuation health coverage pursuant to COBRA following the applicable Welfare Plan Date, SpinCo and the SpinCo Welfare Plans shall be responsible for all Liabilities to such employee (or his or her eligible dependents) in respect of COBR; provided that SpinCo shall reimburse RemainCo in accordance with the Transition Services Agreement for Liabilities incurred under clause (a). SpinCo shall indemnify, defend and hold harmless the members of the RemainCo Group from and against any and all Liabilities relating to, arising out of or resulting from COBRA provided by SpinCo, or the failure of SpinCo to meet its COBRA obligations, to SpinCo Employees, Former SpinCo Employees and their respective eligible dependents.

Section 6.05. Health Savings Account. Without limiting the generality of Section 2.06, Section 2.07 and Section 12.01, RemainCo and SpinCo shall use commercially reasonable efforts to cooperate in administering any RemainCo Health Savings Account in connection with the Distribution in accordance with the terms of the applicable RemainCo Benefit Plan, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.

Section 6.06. Flexible Spending Account. Without limiting the generality of Section 2.06, Section 2.07 and Section 12.01, RemainCo and SpinCo shall use commercially reasonable efforts to cooperate in administering any RemainCo Flexible Spending Account in connection with the Distribution in accordance with the terms of the applicable RemainCo Benefit Plan, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.

ARTICLE 7

LONG-TERM DISABILITY

Section 7.01. Benefits. Except as otherwise specifically provided in this Agreement and subject to Section 7.02, on and after the Distribution, the SpinCo LTD Employees shall be deemed to be employees of the RemainCo Group for purposes of this Agreement, including participation in the RemainCo LTD Plans; provided that SpinCo shall reimburse RemainCo in accordance with the Transition Services Agreement for Liabilities incurred under this Section 7.01 with respect to any additional ancillary benefits that any SpinCo LTD Employee is eligible to receive while receiving payments under any RemainCo LTD Plan, in accordance with applicable RemainCo policies (including, without limitation, continued health insurance subsidies, continued participation in life insurance programs and continued participation in any RemainCo Benefit Plan other than a RemainCo LTD Plan). For the avoidance of doubt, other than the benefits provided under any RemainCo LTD Plan to any SpinCo LTD Employee, all Liabilities with respect to SpinCo LTD Employees (including, without limitation, any Liabilities arising out of any such SpinCo LTD Employee ceasing to participate in, or receive benefits under, any RemainCo LTD Plan for any reason) shall be treated as a Liability of SpinCo and the SpinCo Group in accordance with Section 2.05.

Section 7.02. Return to Work. To the extent required by applicable SpinCo policies, as in effect from time to time, and applicable Law, SpinCo shall, or shall cause its Subsidiaries to, employ any SpinCo LTD Employee at such time, if any, as such SpinCo LTD Employee is ready to return to active employment, and from and after such time, such employee shall no longer be deemed an employee of the RemainCo Group and shall be deemed a SpinCo Employee for purposes of this Agreement; provided that if SpinCo receives actual notice from the RemainCo Group, the SpinCo LTD Employee or otherwise that such SpinCo LTD Employee is ready to return to active employment, and such SpinCo LTD Employee is not employed by a member of the SpinCo Group due to applicable SpinCo policies, and if such SpinCo LTD Employee’s employment is terminated by a member of the RemainCo Group within a reasonable time thereafter, SpinCo shall indemnify the RemainCo Group for all Liabilities incurred in connection with such termination.

ARTICLE 8

DEFINED CONTRIBUTION PLANS

Section 8.01. SpinCo 401(k) Plan. Except as contemplated in accordance with the Transition Services Agreement, RemainCo shall have no responsibility for any failure of SpinCo to properly administer the Middleby Food Processing Group 401(k) Plan in accordance with its terms and applicable Law, including any failure to properly administer the accounts of SpinCo Employees, Former SpinCo Employees and their respective beneficiaries.

Section 8.02. Non-U.S. Defined Contribution Plans. The treatment of any RemainCo Benefit Plan that is a defined contribution plan for the benefit of employees outside of the United States and in which any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee participates (each, a “Non-U.S. DC Plan”) shall be governed by the applicable Local Agreement; provided that if a Local Agreement does not address the treatment of an applicable Non-U.S. DC Plan, then RemainCo and SpinCo shall use commercially reasonable efforts to cause any such Non-U.S. DC Plan to be treated in a manner that is consistent with applicable Law and, to the extent practicable, the general principles of this ARTICLE 8.

ARTICLE 9

VACATION

Section 9.01. Vacation. Upon the Distribution, the SpinCo Group shall assume and be solely responsible for all Liabilities for vacation accruals and benefits (including but not limited to U.S. grandfathered vacation) with respect to each SpinCo Employee; provided, however, that (a) for purposes of determining the number of vacation days to which such employee shall be entitled following the Distribution, SpinCo and its Subsidiaries shall assume and honor all vacation days accrued or earned but not yet taken by such employee, if any, as of the Distribution, and (b) to the extent such employee is entitled under any applicable Law or any policy of his or her respective employer that is a member of the RemainCo Group, as the case may be, to be paid for any vacation days accrued or earned but not yet taken by such employee as of the Distribution, SpinCo shall assume and be solely responsible for the Liability to pay for such vacation days.

ARTICLE 10

LONG-TERM INCENTIVE COMPENSATION AWARDS

Section 10.01. Treatment of Equity Awards. RemainCo Equity Awards that are outstanding as of immediately prior to the Effective Time shall be adjusted and/or converted in connection with the transactions contemplated by the Separation Agreement and the Ancillary Agreements, including this Agreement, as described in this ARTICLE 10. Prior to the Distribution, RemainCo shall cause SpinCo to adopt a long-term incentive plan or program, to be effective immediately prior to the Distribution (the “SpinCo Long-Term Incentive Plan”) and RemainCo shall approve the SpinCo Long-Term Incentive Plan as the sole stockholder of SpinCo. SpinCo shall use commercially reasonable efforts to maintain effective registration statements with the Securities and Exchange Commission with respect to the SpinCo Equity Awards described in this ARTICLE 10, to the extent any such registration statement is required by applicable Law.

Section 10.02. Award Terms; Vesting; Treatment of Service. Except as otherwise provided in this ARTICLE 10, the terms and conditions applicable to SpinCo Equity Awards shall be substantially identical to the terms and conditions applicable to the underlying RemainCo Equity Award and (i) continued service with a member of the SpinCo Group shall be considered to be continued service for purposes of such award (and prior service with a member of the RemainCo Group shall be credited for purposes of any SpinCo Group award), and (ii) all references in such awards to the “Company” shall be references to SpinCo. All SpinCo Equity Awards shall become vested upon the date the underlying RemainCo Equity Award would have otherwise vested in accordance with the existing terms and vesting schedule.

Section 10.03. RemainCo RSU and PSU Awards.

(a) RemainCo Employees, Former RemainCo Employees and RemainCo Directors.

(i) Effective as of the Effective Time, each RemainCo RSU Award held by each individual who is a RemainCo Employee, Former RemainCo Employee or a RemainCo Director, whether vested or unvested, shall be converted, as provided in this Section 10.03(a)(i), into an Adjusted RemainCo RSU Award, and shall otherwise be subject to the same terms and conditions (including with respect to service-based vesting and, if applicable, any deferred distribution schedule) after the Effective Time as were applicable to such RemainCo RSU Award immediately prior to the Effective Time. The number of shares of RemainCo Common Stock subject to the Adjusted RemainCo RSU Award shall be equal to the product (rounded up to the nearest whole share) of (x) the number of shares of RemainCo Common Stock subject to the corresponding RemainCo RSU Award immediately prior to the Effective Time, multiplied by (y) the RemainCo Conversion Ratio.

(ii) Effective as of the Effective Time, each RemainCo PSU Award held by each individual who is a RemainCo Employee or Former RemainCo Employee, whether vested or unvested, shall be converted, as provided in this Section 10.03(a)(ii), into an Adjusted RemainCo PSU Award, and shall otherwise be subject to the same terms and conditions (including with respect to service-based vesting and, if applicable, any deferred distribution schedule) after the Effective Time as were applicable to such RemainCo PSU Award immediately prior to the Effective Time. The number of shares of RemainCo Common Stock subject to the Adjusted RemainCo PSU Award shall be equal to the product (rounded up to the nearest whole share) of (x) the number of shares of RemainCo Common Stock subject to the corresponding RemainCo PSU Award immediately prior to the Effective Time, multiplied by (y) the RemainCo Conversion Ratio; provided, that it is expressly contemplated and agreed that the RemainCo Board (or the compensation committee or other applicable committee thereof) shall adjust the performance measures applicable to any Adjusted RemainCo PSU Award.

(b) SpinCo Employees, Former SpinCo Employees and SpinCo Directors.

(i) Effective as of the Effective Time, each RemainCo RSU Award held by each individual who is a SpinCo Employee, Former SpinCo Employee or a SpinCo Director (if applicable), whether vested or unvested, shall be converted, as provided in this Section 10.03(b)(i), into a SpinCo RSU Award, and shall otherwise be subject to the same terms and conditions (including with respect to service-based vesting) after the Effective Time as were applicable to such RemainCo RSU Award immediately prior to the Effective Time. The number of shares of SpinCo Common Stock subject to the SpinCo RSU Award shall be equal to the product (rounded up to the nearest whole share) of (x) the number of shares of RemainCo Common Stock subject to the corresponding RemainCo RSU Award immediately prior to the Effective Time, multiplied by (y) the SpinCo Conversion Ratio.

(ii) Effective as of the Effective Time, each RemainCo PSU Award held by each individual who is a SpinCo Employee or Former SpinCo Employee, whether vested or unvested, shall be converted, as provided in this Section 10.03(b)(ii), into a SpinCo PSU Award, and shall otherwise be subject to the same terms and conditions (including with respect to service-based vesting) after the Effective Time as were applicable to such RemainCo PSU Award immediately prior to the Effective Time. The number of shares of SpinCo Common Stock subject to the SpinCo PSU Award shall be equal to the product (rounded up to the nearest whole share) of (x) the number of shares of RemainCo Common Stock subject to the corresponding RemainCo PSU Award immediately prior to the Effective Time, multiplied by (y) the SpinCo Conversion Ratio; provided, that, it is expressly contemplated and agreed that the SpinCo Board (or the compensation committee or other applicable committee thereof) shall adjust the performance measures applicable to any SpinCo PSU Award.

Section 10.04. Certain Additional Considerations. Notwithstanding anything to the contrary in this ARTICLE 10.

(a) All of the adjustments described in this ARTICLE 10 shall be effected in accordance with Sections 409A and 424 of the Code and the Treasury Regulations promulgated thereunder and it is the intention of the Parties that all of the adjustments described in this ARTICLE 10 shall be construed consistent with this intent.

(b) The RemainCo Board or the SpinCo Board (or the respective compensation committee or other committee thereof) may provide for different adjustments from those described in this ARTICLE 10 with respect to some or all of the RemainCo RSU Awards, RemainCo PSU awards, SpinCo RSU Awards or SpinCo PSU Awards, as applicable, to the extent that the RemainCo Board or the SpinCo Board (or the respective compensation committee or other committee thereof), as applicable, deems such adjustments necessary and appropriate.

(c) The Parties hereby acknowledge that the provisions of this ARTICLE 10 are intended to achieve certain Tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

Section 10.05. Settlement, Delivery; Tax Reporting and Withholding.

(a) From and after the Distribution Date, SpinCo shall have sole responsibility for the settlement of and/or delivery of shares of SpinCo Common Stock pursuant to SpinCo Equity Awards to any holder of such award and except as otherwise provided in this Section 10.05 SpinCo shall do so without compensation from RemainCo.

(b) Tax Deductions in Respect of SpinCo Equity Awards. Upon the vesting, payment or settlement, as applicable, of SpinCo Equity Awards (in each case including with respect to dividends and dividend equivalents), SpinCo shall be solely entitled to a Tax deduction in respect thereof, and shall be solely responsible for ensuring (i) the satisfaction of all applicable Tax withholding requirements on behalf of each holder thereof who is or, upon their last employment termination, was employed by a member of the SpinCo Group (or who holds the award in respect of any such individual) and (ii) the collection and remittance of applicable employee withholding Taxes to the applicable Governmental Authority.

(c) Tax Deductions in Respect of RemainCo Equity Awards. Upon the vesting, payment or settlement, as applicable, of RemainCo Equity Awards (in each case including with respect to dividends and dividend equivalents), RemainCo shall be solely entitled to a Tax deduction in respect thereof, and shall be solely responsible for ensuring (i) the satisfaction of all applicable Tax withholding requirements on behalf of each holder thereof who is or, upon their last employment termination, was employed by a member of the RemainCo Group (or who holds the award in respect of any such individual) and (ii) the collection and remittance of applicable employee withholding Taxes to the applicable Governmental Authority.

(d) SpinCo shall establish an appropriate administration system in order to handle in an orderly manner settlement of other SpinCo Equity Awards and to effect the Tax benefits and obligations contemplated by this ARTICLE 10. Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for Tax withholding/remittance, compliance with trading windows and compliance with the requirements of applicable Laws.

Section 10.06. Related Matters.

(a) Compensation Committee Discretion. The Compensation Committee of the RemainCo Board (the “RemainCo Compensation Committee”) may provide for different treatment of RemainCo Equity Awards from the treatment set forth in this ARTICLE 10 with respect to some or all of the RemainCo Equity Awards to the extent that the RemainCo Compensation Committee deems such different treatment necessary and appropriate and in accordance with the terms of the applicable RemainCo Equity Plans, and any such changes to the treatment of RemainCo Equity Awards shall be deemed to have been incorporated by reference herein as if fully set forth above and binding on the Parties and their respective Affiliates; provided, that the RemainCo Compensation Committee shall not exercise discretion to accelerate the vesting of any such RemainCo Equity Awards.

(b) Equity Awards in Certain Non-U.S. Jurisdictions. Notwithstanding the foregoing provisions of this ARTICLE 10, the provisions of this ARTICLE 10 may be modified by the Parties to the extent necessary to address legal, regulatory or tax issues or requirements and/or to avoid undue cost or administrative burden arising out of the application of this ARTICLE 10 to equity-based incentive compensation awards subject to non-U.S. Laws. For the avoidance of doubt, the Parties may provide for different adjustments with respect to some or all SpinCo Equity Awards or RemainCo Equity Awards to the extent that the Parties deem such adjustments necessary and appropriate. Any adjustments made by the Parties shall be deemed to have been incorporated by reference herein as if fully set forth above and shall be binding on the Parties and their respective Subsidiaries and Affiliates. Additionally, notwithstanding the provisions set forth in Section 10.03, in calculating the number of shares of SpinCo Common Stock subject to SpinCo RSU Awards and SpinCo PSU Awards and the number of shares of RemainCo Common Stock subject to Adjusted RemainCo RSU Awards and Adjusted RemainCo PSU Awards held by RemainCo Employees and SpinCo Employees who are subject to taxation in France as of the Effective Time, the number of shares subject to such awards will be rounded down to the nearest whole share.

(c) Cooperation. The Parties, including through instructions with their respective administrators and recordkeepers, shall use commercially reasonable efforts and shall cooperate in good faith to take all actions reasonably necessary or appropriate for the adjustment of RemainCo Equity Awards, for the issuance of equity-based awards under the SpinCo Long-Term Incentive Plan, and to coordinate the tax treatment of such awards as set forth in this

ARTICLE 10, all in a manner consistent with the resolutions adopted by the RemainCo Board (or compensation committee, as applicable) in connection with the transactions contemplated by the Separation Agreement and the Ancillary Agreements, including this Agreement, and the provisions of this ARTICLE 10. In addition, if after the Distribution Date, SpinCo or RemainCo identify an administrative error in the individuals identified as holding RemainCo Equity Awards, the amount of RemainCo Equity Awards so held, the vesting level of such RemainCo Equity Awards, the tax treatment of such RemainCo Equity Awards or any other similar error, SpinCo and RemainCo shall mutually cooperate in taking such actions as are necessary or appropriate to place, as nearly as reasonably practicable, the individual and SpinCo and RemainCo in the position in which they would have been had the error not occurred.

ARTICLE 11

NON-U.S. EMPLOYEES

Section 11.01. Treatment of Non-U.S. Employees. RemainCo Employees and SpinCo Employees who reside outside of the United States or otherwise are subject to non-U.S. Law (“Non-U.S. Employees”) and their related benefits and Liabilities shall be treated under this Agreement in the same manner as the RemainCo Employees and SpinCo Employees, respectively, who are residents of the United States and are not subject to non-U.S. Law; provided that notwithstanding anything to the contrary in this Agreement, all actions taken with respect to such Non-U.S. Employees shall be subject to and accomplished in accordance with applicable Law in the custom of the applicable jurisdictions and may be effectuated by implementation of a Local Agreement. In the case of a conflict between the terms and provisions of this Agreement and a Local Agreement, the terms and provisions of such Local Agreement shall control.

ARTICLE 12

COOPERATION; ACCESS TO INFORMATION; LITIGATION; CONFIDENTIALITY

Section 12.01. Cooperation. Following the date of this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cooperate with respect to any employee compensation or benefits matters that either Party reasonably determines require the cooperation of the other Party in order to accomplish the objectives of this Agreement. Without limiting the generality of the preceding sentence, (a) RemainCo, SpinCo and their respective Subsidiaries shall cooperate in connection with any audits of any Benefit Plan with respect to which such Party may have Information, (b) RemainCo, SpinCo and their respective Subsidiaries shall cooperate in connection with any audits of their respective payroll services (whether by a Governmental Authority in the U.S. or otherwise) in connection with the services provided by one Party to the other Party and (c) RemainCo, SpinCo and their respective Subsidiaries shall cooperate in good faith in connection with the notification and consultation with labor unions and other Employee Representatives of employees of the RemainCo Group and the SpinCo Group. With respect to each Benefit Plan, the obligations of the RemainCo Group and the SpinCo Group to cooperate pursuant to this Section 12.01 or any other provision of this Agreement shall remain in effect until the later of (i) the date all audits of such Benefit Plan, with respect to which a Party may have Information, have been completed, (ii) the date the applicable statute of limitations with respect to such audits has expired, or (iii) the date the RemainCo Group discharges all obligations to SpinCo Employees, Former SpinCo Employees and their respective beneficiaries under such Benefit Plan.

Section 12.02. Preservation of Records; Access to Information; Confidentiality; Privilege. Except as would be inconsistent with Section 12.01 or any other provision of this Agreement relating to cooperation, Article VI of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandis.

ARTICLE 13

TERMINATION

Section 13.01. Termination. This Agreement may be terminated by RemainCo at any time, in its sole discretion, prior to the Distribution; provided, however, that this Agreement shall automatically terminate upon the termination of the Separation Agreement in accordance with its terms.

Section 13.02. Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, none of the Parties (or any of its directors or officers) shall have any Liability or further obligation to any other Party under this Agreement.

ARTICLE 14

GENERAL AND ADMINISTRATIVE

Section 14.01. Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any RemainCo Benefit Plan or SpinCo Benefit Plan or to prohibit any member of the RemainCo Group or SpinCo Group, as the case may be, from amending, modifying or terminating any RemainCo Benefit Plan or SpinCo Benefit Plan at any time within its sole discretion.

Section 14.02. Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of RemainCo, SpinCo or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 14.03. Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 14.04. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, SpinCo obligations or Liabilities under this Agreement upon any Person, including any SpinCo Group Employee or other current or former employee, officer, director or contractor of the SpinCo Group, other than the Parties and their respective successors and assigns.

Section 14.05. No Acceleration of Benefits. Except as may otherwise be provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any SpinCo Group Employee or other former, current or future employee of the SpinCo Group under any RemainCo Benefit Plan or SpinCo Benefit Plan.

Section 14.06. Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to SpinCo Group Employees, Former SpinCo Service Providers, as applicable, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

ARTICLE 15

MISCELLANEOUS

Section 15.01. Incorporation of Indemnification Provisions of Separation Agreement. In addition to the specific indemnification provisions in this Agreement, Article V of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandis. For all applicable Tax purposes, the Parties agree to treat any payments required by this Agreement between the RemainCo Group and the SpinCo Group as set forth in Section 9.21 of the Separation Agreement.

Section 15.02. Additional Indemnification. If the Parties determine that SpinCo is unable to establish any SpinCo Benefit Plan as of the Distribution Date (or the applicable Welfare Plan Date, if applicable) that it is required under this Agreement to establish by such date, then SpinCo shall indemnify, defend and hold harmless each of the RemainCo Indemnitees from and against any and all Liabilities of the RemainCo Indemnitees relating to, arising out of or resulting from participation by any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee on or after the Distribution Date (or the applicable Welfare Plan Date) in any such RemainCo Benefit Plan due to the failure to timely establish such SpinCo Benefit Plan or Plans. In addition, SpinCo shall indemnify, defend and hold harmless each of the RemainCo Indemnitees from and against any and all Liabilities of the RemainCo Indemnitees relating to, arising out of or resulting from any claim by any SpinCo Employee, SpinCo LTD Employee, Former SpinCo Employee, SpinCo Independent Contractor or Former SpinCo Independent Contractor that RemainCo or any other member of the RemainCo Group is a “joint employer” or “co-employer” (or term of similar meaning under applicable Law) with SpinCo or any other member of the SpinCo Group of any such SpinCo Employee, SpinCo LTD Employee, Former SpinCo Employee, SpinCo Independent Contractor or Former SpinCo Independent Contractor on or after the Distribution Date (including, except as otherwise specifically provided in this Agreement or the Transition Services Agreement, with respect to a claim that any of the foregoing are entitled to participate in any RemainCo Benefit Plan at any time on or after the Distribution Date).

Section 15.03. Further Assurances; Ancillary Agreements. Section 2.8 of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandis.

Section 15.04. Administration. SpinCo hereby acknowledges that RemainCo has provided or will provide administration services for certain SpinCo Benefit Plans and SpinCo agrees to assume responsibility for the administration and administration costs of such plans and each other SpinCo Benefit Plan. The Parties shall cooperate in good faith to complete such transfer of responsibility on commercially reasonable terms and conditions effective no later than the Distribution or the applicable Welfare Plan Date.

Section 15.05. Employment Tax Reporting Responsibility. To the extent applicable, the Parties hereby agree to follow the standard procedure for U.S. Employment Tax withholding as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-35.

Section 15.06. Data Privacy. The Parties agree that any applicable data privacy laws and any other obligations of the SpinCo Group and the RemainCo Group to maintain the confidentiality of any Information relating to employees in accordance with applicable Law shall govern the disclosure of Information relating to employees among the Parties under this Agreement. RemainCo and SpinCo shall ensure that they each have in place appropriate technical and organizational security measures to protect the personal data of the SpinCo Employees, Former SpinCo Employees, SpinCo Independent Contractors and Former SpinCo Independent Contractors. Additionally, each Party shall sign any documentation as may be required to comply with applicable data privacy Laws.

Section 15.07. Section 409A. RemainCo and SpinCo shall cooperate in good faith and use reasonable best efforts to ensure that the transactions contemplated by the Separation Agreement and the Ancillary Agreements, including this Agreement, will not result in adverse tax consequences under Section 409A of the Code to any SpinCo Employee or Former SpinCo Employee (or any of their respective beneficiaries), in respect of their respective benefits under any Benefit Plan.

Section 15.08. Confidentiality.

(a) Each of RemainCo and SpinCo, on behalf of itself and each Person in its respective Group, shall, and shall cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to, hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary Information pursuant to policies in effect as of the Distribution, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the RemainCo Group or the SpinCo Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of RemainCo, SpinCo or its respective

Group, directors, officers, employees or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of RemainCo, SpinCo or Persons in its respective Group, as applicable, regarding such Information, (iii) independently generated without reference to any proprietary or confidential Information of the RemainCo Group or the SpinCo Group, as applicable, or (iv) required to be disclosed by applicable Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of RemainCo and SpinCo may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (A) to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information) and (B) to any nationally recognized statistical rating agency as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating agency is promptly notified thereof.

(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement, each of RemainCo and SpinCo shall, promptly after request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information (and used commercially reasonable efforts to destroy all such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database)).

Section 15.09. Dispute Resolution; Additional Provisions. Article VII and Article IX of the Separation Agreement each is hereby incorporated into this Agreement mutatis mutandis.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE MIDDLEBY CORPORATION

By:	/s/ Timothy J. FitzGerald
	Name:	Timothy J. FitzGerald
	Title:	Chief Executive Officer

MIDERA FOOD PROCESSING, INC.

By:	/s/ Mark M. Salman
	Name:	Mark M. Salman
	Title:	Chief Executive Officer

[Signature Page to Employee Matters Agreement]